EXHIBIT 99
Release:             On receipt, Feb 23, 2016
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

The Principal Financial Group Announces
Executive Promotions and Retirements

(Des Moines, Iowa) - Principal Financial Group® today announced a number of senior management promotions and changes effective immediately:

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Terry Lillis, executive vice president and chief financial officer, has announced his intent to retire before the end of first quarter 2017, after a 35-year career at The Principal®. An internal and external search will be conducted to find Lillis’ successor.

•	Nick Cecere is named senior vice president - U.S. Insurance Solutions Distribution.

•	Mark Lagomarcino is named senior vice president and deputy general counsel.

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Renee Schaaf is named senior vice president and chief operating officer - Principal International. As part of a planned succession, Schaaf replaces Principal International’s current senior vice president and chief operating officer, Ned Burmeister, who will retire before the end of second quarter 2016, after 37 years with the company.

•	Leanne Valentine is named senior vice president and deputy general counsel.
“These promotions recognize key leaders within The Principal’s global organization,” said Dan Houston, president and CEO. “These executives have played an integral role in the evolution of The Principal to a leading investment manager. Each brings a unique set of experiences and perspective to our management team. Their leadership and collaboration are crucial to our future success.”
Regarding the anticipated retirements, Houston said, “In Terry’s 35 years, he has been a great partner and a stalwart of our financial community here at The Principal. Terry will still continue to play a critical role in leading The Principal, directing the finances of the enterprise and ensuring a smooth transition to his successor. As part of our careful succession planning process, we have begun an internal and external search in preparation for Terry’s retirement.”
Houston continued, “Ned Burmeister has been influential in the international expansion of our organization. Our global footprint would not be what it is today without his leadership. We wish him the best in retirement.”

Lillis Background
Lillis joined The Principal in 1982 as an actuarial student. He held various senior actuarial and management roles through 2000 when he was named chief financial officer - Retirement & Investor Services. He was promoted to senior vice president and chief financial officer for The Principal in 2008 and to his current position in 2014.
An Iowa native, Lillis received a bachelor’s degree from Simpson College and a master’s degree from the University of Iowa. He is a member of the Iowa Actuaries Club, the American Academy of Actuaries and a member of the Society of Actuaries. He also serves on the Mercy Medical Center Board of Directors; Planning & Marketing and Finance Committees, the Simpson College Board of Trustees, the Henry B. Tippie College of Business Advisory Board, and the Diocese of Des Moines and Catholic Charities Finance Council.
Cecere Background
Nick Cecere joined the company in 1996 as a field management consultant for the Principal Advisor Network and was promoted to vice president in January 2004. In 2009, he assumed responsibility for all U.S. Insurance Solutions sales and distribution channels. Prior to joining The Principal, he worked for John Hancock Financial Services.
Cecere earned his Chartered Life Underwriter (CLU) designation from The American College in 1997. He is a member of the Society of Financial Service Professionals (SFSP), National Association of Insurance and Financial Advisors (NAIFA) and GAMA International. In 2006, he was named to the board of trustees of The American College. He also is a committee member of LIMRA International’s Distribution Leadership Round Table as well as a member of the GAMA executive board.
A native of New York, Cecere earned his bachelor’s degree from Utica College of Syracuse University.
Lagomarcino Background
Lagomarcino joined the company in 2002. He was promoted to vice president and associate general counsel in 2011. Prior to joining The Principal, he was associate general counsel for Maytag Corporation and was also a partner of Hanson, Bjork and Russell, LLP.
A native of Ames, Iowa, Lagomarcino earned his bachelor’s degree from Iowa State University and his doctorate of jurisprudence from Drake University Law School. He is a member of the Iowa State Bar Association and the Association of Life Insurance Counsel.
Schaaf Background
Schaaf joined the company in 1980 as a management trainee. She held various management positions in the Group Insurance business and Retirement & Investor Services before being named vice president of Strategic Planning and Business Development for Principal International in 2011.
An Iowa native, Schaaf earned her bachelor's degree from Iowa State University and her master's degree from Drake University.

Valentine Background
Valentine joined the company in 1992. She was promoted to vice president and associate general counsel in 2006.
A native of Iowa City, Iowa, Valentine earned her bachelor’s degree and her doctorate of jurisprudence from the University of Iowa College of Law. She is a member of the Iowa State Bar Association and the Association of Life Insurance Counsel.
Burmeister Background
Burmeister joined The Principal as an actuarial student in 1979. He has served in a number of senior actuarial and executive leadership roles throughout the company, including the trust, retirement and international divisions. In 2005 he was named chief financial officer and risk manager for Principal International and to his current position in 2010. He participated in a management exchange program with Toho Mutual Life in Tokyo, Japan from 1987 to 1988.
A native of Mankato, Minn., Burmeister earned his bachelor's degree from Drake University. He is a member of the Society of Actuaries and the American Academy of Actuaries.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $527.4 billion in assets under management2 and serves some 19.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of Dec. 31, 2015

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